Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

among

ROPER INDUSTRIES, INC., as Parent Borrower,

The Foreign Subsidiary Borrowers from Time to Time Parties Hereto,

The Several Lenders from Time to Time Parties Hereto,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., BARCLAYS BANK PLC,
MIZUHO CORPORATE BANK, LTD., and SUNTRUST BANK
as Documentation Agents,

WELLS FARGO BANK, N.A. and BANK OF AMERICA, N.A.
as Syndication Agents,

and

JPMORGAN CHASE BANK, N.A., as Administrative Agent

Dated as of July 27, 2012

J.P. MORGAN SECURITIES LLC, WELLS FARGO SECURITIES, LLC and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Lead Arrangers

J.P. MORGAN SECURITIES LLC, WELLS FARGO SECURITIES, LLC and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Bookrunners

TABLE OF CONTENTS

Page

SECTION 1.	DEFINITIONS	1

	Defined Terms	1
	Other Definitional Provisions	21
	Exchange Rates	21

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS	22

	Procedure for Term Loan Borrowing	22
	Repayment of Term Loans	22
	Revolving Commitments	22
	Procedure for Revolving Loan Borrowing	22
	Swingline Commitment	23
	Procedure for Swingline Borrowing; Refunding of Swingline Loans	23
	Facility Fees, etc.	24
	Termination or Reduction of Commitments	25
	Optional Prepayments	25
	Mandatory Prepayments; Cash Collateralization of Letters of Credit	25
	Conversion and Continuation Options	25
	Limitations on Eurocurrency Tranches	26
	Interest Rates and Payment Dates	26
	Computation of Interest and Fees	27
	Inability to Determine Interest Rate	27
	Pro Rata Treatment and Payments	28
	Requirements of Law	29
	Taxes	30
	Indemnity	34
	Change of Lending Office	34
	Replacement of Lenders	34
	Additional Foreign Subsidiary Borrowers	35
	Incremental Credit Extensions	35
	Defaulting Lenders	37

SECTION 3.	LETTERS OF CREDIT	38

	L/C Commitment	38
	Procedure for Issuance of Letter of Credit	39
	Fees and Other Charges	39
	L/C Participations	40
	Reimbursement Obligation of the Parent Borrower	41
	Obligations Absolute	41

	Letter of Credit Payments	42
	Applications	42

SECTION 4.	REPRESENTATIONS AND WARRANTIES	42

	Financial Condition	42
	No Change	42
	Existence; Compliance with Law	42
	Power; Authorization; Enforceable Obligations	43
	No Legal Bar	43
	Litigation	43
	Ownership of Property	43
	Intellectual Property	43
	Taxes	44
	Federal Regulations	44
	Labor Matters	44
	ERISA; Employee Benefit plans	44
	Investment Company Act; Other Regulations	45
	Subsidiaries	45
	Use of Proceeds	45
	Environmental Matters	45
	Accuracy of Information, etc.	45
	OFAC and Anti-Corruption; Patriot Act	46

SECTION 5.	CONDITIONS PRECEDENT	46

	Conditions to Initial Extension of Credit	46
	Conditions to Each Extension of Credit	47
	Initial Loan to Each New Foreign Subsidiary Borrower	47

SECTION 6.	AFFIRMATIVE COVENANTS	48

	Financial Statements	48
	Certificates; Other Information	48
	Payment of Taxes	49
	Maintenance of Existence; Compliance	49
	Maintenance of Property; Insurance	50
	Inspection of Property; Books and Records; Discussions	50
	Notices	50
	Environmental Laws	50

SECTION 7.	NEGATIVE COVENANTS	50

	Financial Condition Covenants	50
	Indebtedness	51
	Liens	51
	Fundamental Changes	53
	Disposition of Property	53
	Restricted Payments	53
	Transactions with Affiliates	53
	Swap Agreements	53
	Changes in Fiscal Periods	53
	Negative Pledge Clauses	53
	Clauses Restricting Subsidiary Distributions	54

SECTION 8.	EVENTS OF DEFAULT	54

SECTION 9.	THE AGENTS	57

	Appointment	57
	Delegation of Duties	57
	Exculpatory Provisions	57
	Reliance by Administrative Agent	57
	Notice of Default	58
	Non-Reliance on Agents and Other Lenders	58
	Indemnification	58
	Agent in Its Individual Capacity	59
	Successor Administrative Agent	59
	Documentation Agents and Syndication Agents	59

SECTION 10.	MISCELLANEOUS	59

	Amendments and Waivers	59
	Notices	61
	No Waiver; Cumulative Remedies	62
	Survival of Representations and Warranties	62
	Payment of Expenses and Taxes	62
	Successors and Assigns; Participations and Assignments	63
	Adjustments; Set-off	67
	Counterparts	67
	Severability	68
	Integration	68
	GOVERNING LAW	68
	Submission To Jurisdiction; Waivers	68
	Acknowledgements	68

	Confidentiality	69
	WAIVERS OF JURY TRIAL	69
	Judgment Currency	70
	USA PATRIOT Act	70
10.18	Notice of Commitment Termination	70

SECTION 11.	GUARANTEE	70

	Guarantee	70
	No Subrogation	71
	Amendments, etc. with Respect to the Foreign Borrower Obligations	71
	Guarantee Absolute and Unconditional	72
	Reinstatement	72
	Payments	72

SCHEDULES:

1.1A	Revolving Commitments on Closing Date
1.1B	Mandatory Cost Formula
3.1	Existing Letters of Credit
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.14	Subsidiaries
4.16	Environmental Matters
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens

EXHIBITS:

A	Form of Compliance Certificate
B	Form of Closing Certificate
C	Form of Assignment and Assumption
D-1	Form of U.S. Tax Compliance Certificate
D-2	Form of U.S. Tax Compliance Certificate
D-3	Form of U.S. Tax Compliance Certificate
D-4	Form of U.S. Tax Compliance Certificate
E	Form of New Lender Supplement
F	Form of Notice of Conversion/Continuation
G	Form of Joinder Agreement

CREDIT AGREEMENT (this “Agreement”), dated as of July 27, 2012, among ROPER INDUSTRIES, INC., a Delaware corporation (the “Parent Borrower”), the Foreign Subsidiary Borrowers (as defined below), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., BARCLAYS BANK PLC, MIZUHO CORPORATE BANK, LTD., and SUNTRUST BANK, as documentation agents (in such capacity, the “Documentation Agents”), WELLS FARGO BANK, N.A. and BANK OF AMERICA, N.A., as syndication agents (in such capacity, the “Syndication Agents”), and JPMORGAN CHASE BANK, N.A., as administrative agent.

W I T N E S S E T H :

WHEREAS, the Parent Borrower and certain of its Subsidiaries (as defined below) entered into the Credit Agreement, dated as of July 7, 2008, as amended as of October 15, 2010 (as further amended to the date hereof, the “Existing Credit Agreement”), among the Parent Borrower, the Subsidiaries of the Parent Borrower party thereto, the several banks and other financial institutions or entities party thereto and the agents named therein; and

WHEREAS, the Borrowers (as defined below) are entering into this Agreement in order to refinance the Existing Credit Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.     DEFINITIONS

1.1 Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurocurrency Rate on such date (or, if such day is not a Business Day, the next preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1%.  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Administrative Agent”:  JPMorgan Chase Bank, N.A., together with its affiliates, as an arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.  It is understood that matters concerning Alternative Currency Loans will be administered by J.P. Morgan Europe Ltd.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, a Person shall be deemed to control another Person if the controlling Person has the power to direct or cause the direction of the management and policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Agent Indemnitee”:  as defined in Section 9.7.

“Agents”:  the collective reference to the Syndication Agents, the Documentation Agents and the Administrative Agent.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to the sum of (a) the then unpaid principal amount of such Lender’s Term Loans and (b) such Lender’s Revolving Commitments then in effect or, if any such Revolving Commitments have been terminated, the amount of such Lender’s relevant Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  as defined in the preamble hereto.

“Alternative Currencies”:  Euros and Sterling.

“Alternative Currency Loans”:  Loans denominated in any Alternative Currency.

“Anti-Money Laundering Law”: any law applicable to a Group Member related to terrorism financing or money laundering, including any applicable provision of Title III of the USA PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

 “Applicable Margin”:  (a) for each Type of Loan (other than Incremental Term Loans), the rate per annum set forth under the relevant column heading pursuant to the Pricing Grid and (b) for Incremental Term Loans, such per annum rates as shall be agreed to by the Parent Borrower and the applicable Incremental Term Lenders as shown in the applicable Incremental Facility Activation Notice.

“Application”:  an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”:  as defined in Section 10.6(b).

“Assignee”:  as defined in Section 10.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit C.

“Available Multicurrency Revolving Commitment”:  as to any Multicurrency Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Multicurrency Revolving Commitment then in effect over (b) such Lender’s Multicurrency Revolving Extensions of Credit then outstanding.

“Available US$ Revolving Commitment”:  as to any US$ Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s US$ Revolving Commitment then in effect over (b) such Lender’s US$ Revolving Extensions of Credit then outstanding.

“Bankruptcy Event”:  with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefitted Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers”:  the collective reference to the Parent Borrower and the Foreign Subsidiary Borrowers.

“Borrowing Date”:  any Business Day specified by the relevant Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that (a) with respect to any borrowings, disbursements and payments in respect of and calculations, interest rates and Interest Periods pertaining to Eurocurrency Loans denominated in Dollars, Sterlings or Euros, such day is also a day on which banks are open for general business in London as well as, if applicable, the principal financial center of the country of the relevant currency and (b) with respect to notices and determinations in connection with, and payments of principal and interest on, Loans denominated in Euros, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is open for settlement of payment in Euros.

“Calculation Date”:  (a) three Business Days prior to the last Business Day of each calendar quarter and (b) any other Business Day selected by the Administrative Agent in its discretion; provided that each date that is on or about the date of any borrowing request or rollover request with respect to any Alternative Currency Loan shall also be a “Calculation Date” with respect to the relevant Alternative Currency.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any equivalent ownership interests in a Person (other than a corporation), any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and any warrants, rights or options to purchase any of the foregoing; provided, that “Capital Stock” shall not include any debt securities convertible into equity securities prior to such conversion.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is July 27, 2012.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”: as to any Lender, the sum of the Multicurrency Revolving Commitments and the US$ Revolving Commitments.

“Commonly Controlled Entity”:  any trade or business, whether or not incorporated, which is under common control with the Parent Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Parent Borrower and which is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit A.

“Confidential Information Memorandum”:  the Confidential Information Memorandum dated July 2012 and furnished to certain Lenders.

“Connection Taxes”:  with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Consolidated EBITDA”:  for any period, Consolidated Net Income for such period, plus (A) without duplication and to the extent reducing Consolidated Net Income for such period, the sum of (i) income tax expense, (ii) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (iii) depreciation and amortization expense, (iv) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (v) any non-cash expenses in connection with Capital Stock compensation, (vi) any extraordinary non-cash expenses or losses and (vii) the effect of non-cash purchase accounting adjustments made in accordance with GAAP, minus (B) without duplication and to the extent increasing Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) income tax credits (to the extent not netted from income tax expense) and (iv) the effect of non-cash purchase accounting adjustments made in accordance with GAAP, minus (C) any cash payments made during such period in respect of items described in clause (A)(vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses reduced Consolidated Net Income, all as determined on a consolidated basis.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) (other than pursuant to any determination of the Consolidated Interest Coverage Ratio), (i) if at any time during such Reference Period the Parent Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Parent Borrower or any Subsidiary shall have made a

Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, (a) “Material Acquisition” means any acquisition of property or series of related acquisitions of property that constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Group Members in excess of $10,000,000.

“Consolidated Interest Coverage Ratio”:  for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”:  for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Group Members, determined on a consolidated basis, for such period with respect to all outstanding Indebtedness of the Group Members (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, expenses comparable to or in the nature of interest under any Qualified Receivables Transaction and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP and are treated as interest expense in accordance with GAAP).

“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of the Group Members, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Parent Borrower or is merged into or consolidated with any Group Member, (b) the income (or deficit) of any Person (other than a Subsidiary of the Parent Borrower) in which any Group Member has an ownership interest, except to the extent that any such income is actually received by the Parent Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Parent Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Assets”:  at any date, total assets of the Group Members at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt”:  at any date, the sum, without duplication, of (i) the aggregate principal amount of all Indebtedness of the Group Members at such date that appears (or is required to appear) on a consolidated balance sheet of the Parent Borrower and its Subsidiaries prepared on a consolidated basis in accordance with GAAP, (ii) Receivables Transaction Attributed Debt of the Group Members and (iii) obligations of the Group Members in respect of standby letters of credit backstopping other Indebtedness (it being understood that letters of credit backstopping performance obligations and performance bonds (and other obligations of a like nature) shall not be included in “Consolidated Total Debt”).

“Consolidated Total Leverage Ratio”:  as of any date, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA measured for the four consecutive fiscal quarters ending on such date.

“Continuing Directors”:  the directors of the Parent Borrower’s board of directors on the Closing Date and each other director nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Cost of Funds Rate”:  with respect to any Alternative Currency, the rate of interest determined by the Administrative Agent (which determination shall be conclusive absent manifest error) to be the cost to the relevant Lenders of obtaining funds denominated in such currency for the relevant Interest Period.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”:  subject to Section 2.24, any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Parent Borrower or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or the Parent Borrower, acting in good faith, to confirm in writing to the Administrative Agent and the Parent Borrower that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Administrative Agent or the Parent Borrower, as applicable, of such written confirmation in form and substance satisfactory to it and the Administrative Agent (if the party requesting such confirmation is the Parent Borrower), or (d) has become, or its parent has become, the subject of a Bankruptcy Event.

“Designated Letters of Credit”:  as defined in Section 3.1(a).

“Determination Date”:  each date that is three Business Days after any Calculation Date.

“Disposition”:  with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agents”:  as defined in the preamble hereto.

“Dollar Equivalent”:  on any date of determination, (a) for the purposes of determining compliance with Section 7 or the existence of an Event of Default under Section 8 (other than for the purpose of determining amounts outstanding hereunder, in which case clause (b) below shall govern), with respect to any amount denominated in a currency other than Dollars, the equivalent in Dollars of such amount, determined in good faith by the Parent Borrower in a manner consistent with the way such amount is or would be reflected on the Parent Borrower’s audited consolidated financial statements for the fiscal year in which such determination is made and (b) with respect to any amount hereunder denominated in an Alternative Currency (or, with respect to Letters of Credit, any other currency reasonably acceptable to the Administrative Agent), the amount of Dollars that may be purchased with such amount of such currency at the Exchange Rate (determined as of the applicable Determination Date) with respect to such currency on such date.

“Dollar Eurocurrency Loans”:  Eurocurrency Loans denominated in Dollars.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Parent Borrower organized under the laws of any jurisdiction within the United States.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Group Member directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment or (e) any contract, agreement or other consensual arrangement entered into or binding on one or more Group Members pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., Local Time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Eurocurrency Loan (as reflected on the Reuters Screen LIBOR 01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period or any successor or substitute page reflecting such rates), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurocurrency Base Rate” shall be determined by reference to such other comparable publicly available service for displaying rates for deposits for the applicable currency as may be selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates or, in the absence of such availability, by reference to the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market approximately 11:00 A.M. London time, two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Loans”:  Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1% if necessary):

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements
“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the reserve percentages (in each case expressed as a decimal fraction) for the maximum reserve requirements (including any marginal, special, emergency or supplemental reserves) established by any Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, as may be applicable to any Lender (without duplication of any amounts constituting Mandatory Costs or other amounts payable pursuant to Section 2.13(d) or (e)).  Such reserve percentages shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board of Governors of the Federal Reserve System. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Eurocurrency Reserve Requirements shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement, and the Administrative Agent shall notify the Parent Borrower promptly of any such adjustment.

“Eurocurrency Tranche”:  the collective reference to Eurocurrency Loans under a particular Facility and made in a particular currency the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Euros” and “€”:  the single currency of participating member states of the European Union.

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Rate”:  on any day, with respect to any Alternative Currency (or other foreign currency with respect to any Letters of Credit denominated in such other foreign currency), the rate at which such Alternative Currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M., Local Time, on such day on the applicable Reuters World Spot Page.  In the event that any such rate does not appear on any Reuters World Spot Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates reasonably selected by the Administrative Agent in consultation with the Parent Borrower for such purpose or, at the discretion of the Administrative Agent in consultation with the Parent Borrower, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Alternative Currency are then being conducted, at or about 11:00 A.M., Local Time, on such day for the purchase of the applicable Alternative Currency for delivery three Business Days later, provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any other reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Taxes”:  any of the following Taxes imposed on or with respect to the Administrative Agent or any Lender or required to be withheld or deducted from a payment to the Administrative Agent or any Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, that are Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment (including, for the avoidance of doubt, United States withholding taxes imposed under Sections 871(a) and 881(a) of the Code with respect to any fees payable under this Agreement) pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to the Administrative Agent’s or such Lender’s failure to comply with Section 2.18(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement”:  as defined in the recitals hereto.

“Facility”:  each of (a) the US$ Revolving Commitments and the extensions of credit made thereunder (the “US$ Revolving Facility”), (b) the Multicurrency Revolving Commitments and the extensions of credit made thereunder (the “Multicurrency Revolving Facility”) and (c) the Incremental Term Loans (the “Incremental Term Facility”)

“Facility Fee Rate”:  as determined pursuant to the Pricing Grid.

“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”:  (a) the third Business Day following the last day of each March, June, September and December and (b) as applicable, the last day of the Revolving Commitment Period or the date on which all of the Term Loans or Revolving Commitments under a particular Facility have been paid in full or terminated.

“Foreign Borrower Obligations”:  the collective reference to the unpaid principal of and interest on the Loans to and all other obligations and liabilities of each Foreign Subsidiary Borrower under the Loan Documents (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of such Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to such Foreign Subsidiary Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by any Foreign Subsidiary Borrower pursuant to the terms of any of the foregoing agreements).

“Foreign Plan”:  each “defined benefit plan” (within the meaning of Section 3(35) of ERISA) that is not subject to Title I of ERISA pursuant to Section 4(b)(4) of ERISA and is not subject to

Title IV of ERISA pursuant to Section 4021(b)(7) of ERISA and is maintained or contributed to by any Borrower or any Commonly Controlled Entity.

“Foreign Subsidiary”:  any Wholly Owned Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Borrowers”:  Roper Industries Limited, Roper Industries UK Limited, Roper Luxembourg Holdings S.a.r.l. (a Luxembourg société à responsabilité limitée, with a share capital of EUR 293,081,751, having its registered office at 560A, rue de Neudorf, L-2220 Luxembourg, Grand-Duchy of Luxembourg, and registered with the Luxembourg Registre de Commerce et des Sociétés under number B 140.391), and any other Foreign Subsidiary with respect to which the conditions set forth in Sections 2.22 and 5.3 have been satisfied.

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Parent Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b).  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of any financial covenants, standards or terms in this Agreement, then the Parent Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Parent Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Parent Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Group Members”:  the collective reference to the Parent Borrower and its Subsidiaries.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar monetary obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Parent Borrower in good faith.

“Incremental Amendment”:  as defined in Section 2.23(a).

“Incremental Facility Activation Notice”:  as defined in Section 2.23(a).

“Incremental Facility Closing Date”:  as defined in Section 2.23(a).

“Incremental Term Lenders”: each Lender that holds an Incremental Term Loan.

“Incremental Term Loans”:  any Loan made pursuant to Section 2.23(a).

“Incremental Term Maturity Date” with respect to any Incremental Term Loans to be made pursuant to any Incremental Term Facility Activation Notice, the maturity date specified in such Incremental Term Facility Activation Notice.

“Indebtedness”:  of any Person at any date, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable and other accrued obligations arising in the ordinary course of such Person’s business and other than earn-outs or other similar forms of contingent purchase prices), (c) obligations, whether or not assumed, of others secured by Liens on property or assets now or hereafter owned or acquired by such Person, other than Liens permitted under Section 7.3(d), (d) obligations which are evidenced by notes, acceptances, or other similar instruments, (e) Capital Lease Obligations, (f) obligations, contingent or otherwise, with respect to letters of credit or similar arrangements, (g) Off-Balance Sheet Liabilities, (h) Guarantee Obligations in respect of obligations of the kind referred to in clauses (a) through (g) above, and (i) for the purposes of Section 8(e) only, obligations in respect of Swap Agreements; provided, however, that “Indebtedness” shall exclude (x) obligations, contingent or otherwise, with respect to bids, trade, forward or futures contracts (other than in respect of borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and appeal bonds, and (y) obligations, contingent or otherwise, with respect to letters of credit or similar arrangements in support of obligations described in the immediately preceding clause (x).  The amount of Indebtedness of any Person at any date shall be without duplication (i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any Guarantee Obligations or contingent obligations described above at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such

Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”:  as defined in Section 10.5.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”:  as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months thereafter (or any other time period of less than one month reasonably acceptable to the Administrative Agent), as selected by the relevant Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months thereafter (or any other time period of less than one month reasonably acceptable to the Administrative Agent), as selected by the relevant Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., Local Time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) no Borrower may select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the relevant Term Loans, as the case may be; and

(iii) except with respect to any Interest Period shorter than one-month, any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Issuing Lender”:  JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association or any affiliate thereof, or any other Lender reasonably acceptable to the Administrative Agent, in each case in its capacity as issuer of any Letter of Credit.  Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender with respect to the relevant Letter of Credit.

“Judgment Currency”:  as defined in 10.16(a).

“Judgment Currency Conversion Date”:  as defined in 10.16(a).

“L/C Commitment”:  $150,000,000.

“L/C Exposure”: at any time, the total L/C Obligations.  The L/C Exposure of any US$ Revolving Lender at any time shall be its US$ Revolving Percentage of the total L/C Exposure at such time.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”:  the collective reference to all US$ Revolving Lenders other than the Issuing Lender.

“Lender Party”:  the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender.

“Lenders”:  as defined in the preamble hereto.

“Letters of Credit”:  as defined in Section 3.1(a).

“Lien”:  any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing), but excluding any licensing of products, services or Intellectual Property in the ordinary course of business.

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

 “Local Time”:  (a) in the case of Alternative Currency Loans, London time, (b) in the case of Letters of Credit denominated in a currency other than Dollars or an Alternative Currency, such time as the Administrative Agent shall reasonably determine and (c) in all other cases, New York City time.

“Majority Facility Lenders”:  with respect to any Facility, the holders of more than 50% of the aggregate amount of the Incremental Term Loans or Revolving Extensions of Credit, as the case may be, outstanding thereunder (or, in the case of the US$ Revolving Facility or Multicurrency Revolving Facility, prior to any termination of the Revolving Commitments thereunder, the holders of more than 50% of such Revolving Commitments).

“Mandatory Cost”:  in relation to any Eurocurrency Loans, any addition to the interest rate determined in accordance with Schedule 1.1B.

“Material Adverse Effect”:  a material adverse effect on (a) the business, operations or financial condition of the Group Members taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights to payment and remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, in each case to the extent regulated under any Environmental Law.

“Moody’s”:  Moody’s Investors Service, Inc.

“Multicurrency Revolving Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Loans in Dollars or any Alternative Currency in an aggregate principal amount not to exceed the amount set forth under the heading “Multicurrency Revolving Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption or the Incremental Facility Activation Notice pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original amount of the aggregate Multicurrency Revolving Commitments is $50,000,000.

“Multicurrency Revolving Extensions of Credit”:  as to any Multicurrency Revolving Lender at any time, an amount equal to the aggregate principal amount of all Multicurrency Revolving Loans held by such Lender then outstanding.  In the case of Multicurrency Revolving Loans denominated in Alternative Currencies, such amount shall be calculated using the Dollar Equivalent thereof.

“Multicurrency Revolving Lender”:  each Lender that has a Multicurrency Revolving Commitment or that holds Multicurrency Revolving Loans.

“Multicurrency Revolving Loans”:  as defined in Section 2.3(a).

“Multicurrency Revolving Percentage”:  as to any Multicurrency Revolving Lender at any time, the percentage which such Lender’s Multicurrency Revolving Commitment then constitutes of the aggregate Multicurrency Revolving Commitments or, at any time after the Multicurrency Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Multicurrency Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Multicurrency Revolving Extensions of Credit then outstanding.

“Multiemployer Plan”:  a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender Supplement”:  a supplement substantially in the form of Exhibit E.

“Non-Consenting Lender” has the meaning assigned to such term in Section 10.1.

“Non-Excluded Taxes”:  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Non-U.S. Lender”:  a Lender that is not a U.S. Person.

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Obligation Currency”  as defined in 10.16(a).

“OFAC”:  the U.S. Treasury Department’s Office of Foreign Asset Control.

“Off-Balance Sheet Liabilities” of a Person means (a) any Receivables Transaction Attributed Debt and repurchase obligation or liability of such Person or any of its Subsidiaries with respect to Receivables or notes receivable sold by such Person or any of its Subsidiaries (calculated to include the unrecovered investment of purchasers or transferees of Receivables or notes receivable or any other obligation of such Person or any of its Subsidiaries or such transferor to purchasers/transferees of interests in Receivables or notes receivables or the agent for such purchasers/transferees), (b) any repurchase obligation or liability of such Person or any of its Subsidiaries under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (c) any liability of such Person or any of its Subsidiaries under any so-called “synthetic” lease transaction, or (d) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries but which appears as a footnote in the financial statements.

“Other Taxes”:  all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, except any such Taxes that are Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21).

“Parent Borrower”:  as defined in the preamble hereto.

“Participant”:  as defined in Section 10.6(c).

“Participant Register”:  as defined in Section 10.6(c).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Grid”:  the table set forth below.

Senior Unsecured Long-Term Debt Rating (Moody’s/S&P)	Applicable Margin for Eurocurrency Loans	Applicable Margin for ABR Loans	Facility Fee Rate

A3/A- or better	0.900%	0.000%	0.100%
Baa1/BBB+	1.000%	0.000%	0.125%
Baa2/BBB	1.100%	0.100%	0.150%
Baa3/BBB-	1.300%	0.300%	0.200%
Less than Baa3/BBB-	1.450%	0.450%	0.300%

In the foregoing chart, “Senior Unsecured Long-Term Debt Rating” refers to the rating on the Facilities, or in the absence of such rating, on any other senior unsecured long-term debt of the Parent Borrower.  In the case of any “split” rating from Moody’s and S&P, the rating will be deemed to be the higher of the two ratings unless the ratings are two or more levels apart, in which case the rating will be deemed to be one level above the lower rating.  If the ratings of either S&P or Moody’s changes, the Applicable Margin shall adjust, and such adjustment shall be effective, on the first Business Day following the date on which such change in rating is first publicly announced.  If at the Closing Date the Parent Borrower has not received a Senior Unsecured Long-Term Debt Rating from each of S&P and Moody’s, then the Applicable Margin shall be based on the “Issuer Rating” from S&P and the “Corporate Family Rating” from Moody’s; provided, that if the Parent Borrower has not received a Senior Unsecured Long-Term Debt Rating from each of S&P and Moody’s on the date that is three-months after the Closing Date, the Applicable Margin shall be based on the lowest rating (Less than Baa3/BBB-) until such time as a Senior Unsecured Long-Term Debt Rating from each of S&P and Moody’s has been received.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A., in connection with extensions of credit to debtors).

“Prohibited Transaction”:  has the meaning assigned to such term in Section 406 of ERISA and Section 4975(f) of the Code.

“Projections”:  as defined in Section 6.2(c).

“Properties”:  the facilities or properties owned, leased or operated by any Group Member.

“Qualified Receivables Transaction”:  any transaction or series of transactions that may be entered into by any Group Member pursuant to which such Group Member may sell, convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by such Group Member) or (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of such Group Member, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such Receivables, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitizations involving Receivables.

“Quotation Day”:  with respect to any Eurocurrency Loans and any Interest Period, (i) in the case of a Eurocurrency Loans denominated in Dollars or Euros, two (2) Business Days prior to the commencement of such Interest Period, and (ii) in the case of a Eurocurrency Loan denominated in any Alternative Currency other than Euros, the day on which it is market practice in the relevant interbank market for major banks to give quotations for deposits in the currency of such borrowing for delivery on the first day of such Interest Period (and if such quotations would normally be given by major banks on more than one day, the Quotation Day will be the last of such days).

“Receivable”:  a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account”, “chattel paper”, a “payment intangible” or an “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” (as so defined) of such items.

“Receivables Entity”:  either (a) any Subsidiary of the Parent Borrower or (b) another Person to which any Group Member transfers Receivables and related assets, in either case which engages in no activities other than in connection with the repurchase or financing of Receivables and which is designated by the Board of Directors of the Parent Borrower as a Receivables Entity:

(i) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (x) is guaranteed by any Group Member (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings); (y) is recourse to or obligates any Group Member in any way other than pursuant to Standard Securitization Undertakings; or (z) subjects any property or asset of any Group Member, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(ii) with which no Group Member has any material contract, agreement, arrangement or understanding (except in connection with any equity investment, a purchase money note or a Qualified Receivables Transaction other than (x) on terms, taken as a whole, no less favorable to such Group Member than those that might be obtained at the time from Persons that are not Affiliates of such Group Member or (y) for the payment of fees in the ordinary course of business in connection with servicing Receivables; and

(iii) to which no Group Member has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Receivables Transaction Attributed Debt”:  the amount of obligations outstanding under the legal documents entered into as part of any receivables securitization (including any Qualified Receivables Transaction) on any date of determination that would be characterized as principal if such receivables securitization were structured as a secured lending transaction rather than as a purchase.

“Refunded Swingline Loans”:  as defined in Section 2.6.

“Register”:  as defined in Section 10.6(b).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the Parent Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”:  at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Term Loans then outstanding and (b) the aggregate Revolving Commitments then in effect (or, if the Revolving Commitments have been terminated under any Facility, the sum of (i) the Revolving Commitments then in effect (if any) and (ii) the aggregate amount of the Revolving Extensions of Credit then outstanding) provided, however, that, except as otherwise provided in Section 2.24(b), if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the aggregate principal amount of the Term Loans and Revolving Commitments of such Lender outstanding or in effect at such time (or, if the Revolving Commitments have been terminated under any Facility, (i) the Revolving Commitments of such Lender then in effect (if any) and (ii) the Revolving Extensions of Credit of such Lender then outstanding).

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reset Date:  as defined in Section 1.3(a).

“Responsible Officer”:  the chief executive officer, president, chief financial officer, treasurer or controller of the Parent Borrower and any other officer of the Parent Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent, but in any event, with respect to financial matters, the chief financial officer, treasurer or controller of the Parent Borrower.

“Restricted Payment”:  means the declaration or payment of any dividend by the Parent Borrower (other than dividends payable solely in common stock of such the Parent Borrower) on, or the making of any payment on account of, or the setting apart of assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of the Parent Borrower, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent Borrower.

“Revolving Commitment Period”:  the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Commitments”:  the collective reference to the Multicurrency Revolving Commitments and the US$ Revolving Commitments.

“Revolving Extensions of Credit”:  the collective reference to the Multicurrency Revolving Extensions of Credit and the US$ Revolving Extensions of Credit.

“Revolving Lender”:  each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”:  the collective reference to the Multicurrency Revolving Loans and the US$ Revolving Loans.

“Revolving Termination Date”:  the fifth anniversary of the Closing Date.

“S&P”:  Standard & Poor’s Ratings Group.

“Sanctioned Country”:  a country that is the subject of a sanctions program administered by OFAC (including, as of the Closing Date, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person”:  (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent that such person is the subject of a sanctions program administered by OFAC.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Specified Multicurrency Revolving Lender”:  as defined in Section 2.22.

“Standard Securitization Undertakings”:  representations, warranties, covenants and indemnities entered into by any Group Member which are reasonably customary in securitization of Receivables transactions.

“Sterling” and “£”:  British pounds sterling.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Successor Borrower:  as defined in 10.6(f).

“Swap Agreement”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Group Member shall be a “Swap Agreement”.

“Swingline Commitment”:  the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.5 in an aggregate principal amount at any one time outstanding not to exceed $25,000,000.

“Swingline Exposure”:  at any time, the sum of the aggregate amount of all outstanding Swingline Loans at such time.  The Swingline Exposure of any US$ Revolving Lender at any time shall be its US$ Revolving Percentage of the total Swingline Exposure at such time.

“Swingline Lender”:  JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swingline Loans”:  as defined in Section 2.5.

“Swingline Participation Amount”:  as defined in Section 2.6(c).

“Syndication Agents”:  as defined in the preamble hereto.

“Taxes”:  all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lenders”:  the reference to the Incremental Term Lenders, if any.

“Term Loans”:  the reference to the Incremental Term Loans, if any.

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.

“U.S. Person”:  a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”:  as defined in Section 2.18(f)(ii)(D).

“United States”:  the United States of America.

“US$ Revolving Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in Dollars in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “US$ Revolving Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption or the Incremental Facility Activation Notice pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original amount of the aggregate US$ Revolving Commitments is $1,450,000,000.

“US$ Revolving Extensions of Credit”:  as to any US$ Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all US$ Revolving Loans held by such Lender then outstanding, (b) such Lender’s US$ Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s US$ Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“US$ Revolving Lender”:  each Lender that has a US$ Revolving Commitment or that holds US$ Revolving Loans.

“US$ Revolving Loans”:  as defined in Section 2.3(a).

“US$ Revolving Percentage”:  as to any US$ Revolving Lender at any time, the percentage which such Lender’s US$ Revolving Commitment then constitutes of the aggregate US$ Revolving Commitments or, at any time after the US$ Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s US$ Revolving Loans and L/C Exposure then outstanding constitutes of the aggregate principal amount of the US$ Revolving

Loans and L/C Exposure then outstanding, provided, that, in the event that the US$ Revolving Loans are paid in full prior to the reduction to zero of the US$ Revolving Extensions of Credit, the US$ Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding US$ Revolving Extensions of Credit shall be held by the US$ Revolving Lenders on a comparable basis.

 “Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2 Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vi) where applicable, any amount (including, without limitation, minimum borrowing, prepayment or repayment amounts) expressed in Dollars shall, when referring to any currency other than Dollars, be deemed to mean an amount of such currency having a Dollar Equivalent approximately equal to such amount.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Exchange Rates.  (a)  Not later than 1:00 P.M., Local Time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date for each Alternative Currency in which a Loan is then outstanding and (ii) give notice thereof to the Parent Borrower.  The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”) and shall remain effective until the next succeeding Reset Date.

(b) Not later than 2:00 P.M., Local Time, on each Reset Date with respect to the Multicurrency Revolving Facility, the Administrative Agent shall (i) determine the aggregate amount of Multicurrency Revolving Extensions of Credit on such date (after giving effect to any Multicurrency Revolving Loans to be made in connection with such determination) and (ii) notify the Parent Borrower  of such determination.

SECTION 2.     AMOUNT AND TERMS OF COMMITMENTS

2.1 Procedure for Term Loan Borrowing.  Any funding of Incremental Term Loans shall be made pursuant to such procedures as shall be agreed to by the Parent Borrower, the relevant Incremental Term Lenders and the Administrative Agent.

2.2 Repayment of Term Loans.  The Incremental Term Loans of each Incremental Term Lender shall mature in consecutive installments (which shall be no more frequent than quarterly), if any, as specified in the Incremental Facility Activation Notice pursuant to which such Incremental Term Loans were made.

2.3 Revolving Commitments.  (a)  Subject to the terms and conditions hereof, (i) each US$ Revolving Lender severally agrees to make revolving credit loans in Dollars (“US$ Revolving Loans”) to the Parent Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s US$ Revolving Percentage of the sum of (x) the L/C Obligations then outstanding and (y) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed such Lender’s US$ Revolving Commitment and (ii) each Multicurrency Revolving Lender severally agrees to make revolving credit loans in Dollars and each Alternative Currency (“Multicurrency Revolving Loans”) to the Parent Borrower and the Foreign Subsidiary Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding whose Dollar Equivalent does not exceed such Lender’s Multicurrency Revolving Commitment.  During the Revolving Commitment Period the relevant Borrowers may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurocurrency Loans or, in the case of Revolving Loans denominated in Dollars, ABR Loans, as determined by the relevant Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.11.  No Revolving Loans shall be made if the Revolving Extensions of Credit would exceed the Revolving Commitment.

(b) Each Borrower shall repay all outstanding Revolving Loans borrowed by it on the Revolving Termination Date.

2.4 Procedure for Revolving Loan Borrowing.  The Borrowers may borrow under the relevant Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the relevant Borrower shall give the Administrative Agent irrevocable written notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., Local Time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the US$ Revolving Facility to finance payments required by Section 3.5 may be given not later than 10:00 A.M., Local Time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurocurrency Loans, the respective amounts of each such Type of Loan, the respective lengths of the initial Interest Period therefor and the details of the account to which funds are to be paid and (iv) in the case of Revolving Loans denominated in Dollars, whether they are to be Revolving Loans under the US$ Revolving Facility or the Multicurrency Revolving Facility, provided that if no selection is made, such Revolving Loans shall be under the US$ Revolving Facility.  Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Parent Borrower, borrowings under the US$ Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.6(b).  Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Revolving Lender thereof.  Each relevant Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the relevant Borrower at the Funding Office prior to 1:00 P.M., Local Time, on the Borrowing Date requested by the relevant Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the relevant Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent or an account of the Borrower in the relevant jurisdiction and designated by the Borrower in the applicable Borrowing Request, in the case of Loans denominated in an Alternative Currency.

2.5 Swingline Commitment.  (a)  Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Parent Borrower under the US$ Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Parent Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding US$ Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Parent Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available US$ Revolving Commitments would be less than zero.  During the Revolving Commitment Period, the Parent Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swingline Loans shall be ABR Loans only.

(b) The Parent Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a US$ Revolving Loan is borrowed, the Parent Borrower shall repay all Swingline Loans then outstanding.

2.6 Procedure for Swingline Borrowing; Refunding of Swingline Loans.  (a)  Whenever the Parent Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 3:00 P.M., Local Time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period).  Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple thereof.  Not later than 4:00 P.M., Local Time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender.  The Administrative Agent shall make the proceeds of such Swingline Loan available to the Parent Borrower on such Borrowing Date by depositing such proceeds in the account of the Parent Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Parent Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, Local Time, request each US$ Revolving Lender to make, and each US$ Revolving Lender hereby agrees to make, a US$ Revolving Loan, in an amount equal to such US$ Revolving Lender’s US$ Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”)

outstanding on the date of such notice, to repay the Swingline Lender.  Each US$ Revolving Lender shall make the amount of such US$ Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., Local Time, one Business Day after the date of such notice.  Each Refunded Swingline Loan shall initially be made as an ABR Loan.  The proceeds of such US$ Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.  The Parent Borrower irrevocably authorizes the Swingline Lender to charge the Parent Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the US$ Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a US$ Revolving Loan would have otherwise been made pursuant to Section 2.6(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Parent Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, US$ Revolving Loans may not be made as contemplated by Section 2.6(b), each US$ Revolving Lender shall, on the date such US$ Revolving Loan was to have been made pursuant to the notice referred to in Section 2.6(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such US$ Revolving Lender’s US$ Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such US$ Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any US$ Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such US$ Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each US$ Revolving Lender’s obligation to make the Loans referred to in Section 2.6(b) and to purchase participating interests pursuant to Section 2.6(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such US$ Revolving Lender or the Parent Borrower may have against the Swingline Lender, the Parent Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Parent Borrower, (iv) any breach of this Agreement or any other Loan Document by the Parent Borrower, any other Borrower or any other US$ Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.7 Facility Fees, etc. (a)  The Parent Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a facility fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Facility Fee Rate on the Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after June 30, 2012.

(b) The Parent Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.8 Termination or Reduction of Commitments.  The Parent Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments under the relevant Facility or, from time to time, to reduce the amount of the Revolving Commitments under the relevant Facility; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the aggregate Revolving Extensions of Credit under the relevant Facility would exceed the aggregate Revolving Commitments thereunder.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the relevant Revolving Commitments then in effect.

2.9 Optional Prepayments.  The relevant Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable written notice delivered to the Administrative Agent no later than 11:00 A.M., Local Time, three Business Days prior thereto, in the case of Eurocurrency Loans, and no later than 11:00 A.M., Local Time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans or ABR Loans; provided, that if such notice is given in connection with a conditional notice of termination of the Revolving Commitments and a refinancing of all Loans outstanding hereunder, such notice may be conditional on the effectiveness of the replacement credit agreement or other similar document and may be revoked by the Parent Borrower if such condition is not satisfied, subject to Section 2.19; provided further, that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, such Borrower shall also pay any amounts owing pursuant to Section 2.19.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given and not revoked as provided in the preceding sentence, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.  Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.10 Mandatory Prepayments; Cash Collateralization of Letters of Credit.  (a)  If, on any Determination Date, the Dollar Equivalent of the aggregate Multicurrency Revolving Extensions of Credit exceeds 105% of the aggregate Multicurrency Revolving Commitments, the Borrowers shall, without notice or demand, within three Business Days after such Determination Date, prepay Multicurrency Revolving Loans in an aggregate amount such that, after giving effect thereto, the Dollar Equivalent of the aggregate Multicurrency Revolving Extensions of Credit does not exceed the aggregate Multicurrency Revolving Commitments.

(b) If on any date the Administrative Agent shall notify the Parent Borrower that, by virtue of any change in the Exchange Rate of any foreign currency in which a Letter of Credit is denominated, the Dollar Equivalent of the L/C Obligations would exceed 105% of the L/C Commitment then in effect, then, within three Business Days after the date of such notice, the Parent Borrower shall arrange to cash collateralize outstanding Letters of Credit to the extent necessary to eliminate such excess.

2.11 Conversion and Continuation Options.  (a)  The Parent Borrower may elect from time to time to convert Dollar Eurocurrency Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., Local Time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto.  The Parent Borrower may elect from time to time to convert ABR Loans to Dollar Eurocurrency Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., Local Time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving irrevocable written notice to the Administrative Agent substantially in the form of Exhibit F and in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Dollar Eurocurrency Loan under a particular Facility may be continued as such  when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the relevant Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall (i) in the case of Dollar Eurocurrency Loans, be automatically converted to ABR Loans on the last day of such then expiring Interest Period and (ii) otherwise, where the relevant Borrower has failed to give a notice of continuation by 11:00 A.M. Local Time three Business Days prior to the end of the expiring Interest Period, be automatically continued as a Eurocurrency Loan with an Interest Period of one month.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.12 Limitations on Eurocurrency Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than fifteen Eurocurrency Tranches shall be outstanding at any one time.

2.13 Interest Rates and Payment Dates.  (a)  Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% per annum or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the US$ Revolving Facility plus 2% per annum, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility (or, in the case of the Multicurrency

Revolving Facility, the rate then applicable to the Eurocurrency Loans), plus 2% per annum (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the US$ Revolving Facility plus 2% per annum), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) If and so long as any Lender is required to make special deposits to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s Eurocurrency Loans in any currency other than Dollars in accordance with the requirements of the Bank of England or the European Central Bank and/or the Financial Services Authority (or, in either case, any authority which replaces all or any of its functions), the Administrative Agent may require the Parent Borrower to pay, for the account of such Lender, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Costs as may be applicable thereto and calculated in accordance with the formula and in the manner set forth in Schedule 1.1B hereto.

(e) If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Banks but excluding requirements reflected in the Eurocurrency Reserve Requirements or the Mandatory Costs) in respect of any of such Lender’s Eurocurrency Loans in any currency other than Dollars, such Lender may require the Parent Borrower to pay, contemporaneously with each payment of interest on each of such Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(f) Any additional interest owed pursuant to paragraph (d) or (e) above shall be determined by the Administrative Agent and notified to the Parent Borrower in the form of a certificate setting forth such additional interest at least five Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the Parent Borrower by the Administrative Agent shall be payable to the Administrative Agent for the account of the respective Lender on each date on which interest is payable for such Loan.

(g) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.14 Computation of Interest and Fees.  (a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate and Loans denominated in Sterling, the interest thereon shall be calculated on the basis of a 365-(or 366, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Parent Borrower and the relevant Lenders of each determination of a Eurocurrency Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Parent Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.

2.15 Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)   the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period, or

(b)    the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the relevant Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (w) any Dollar Eurocurrency Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (x) any ABR Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as ABR Loans, (y) any outstanding Dollar Eurocurrency Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans and (z) any affected Eurocurrency Loans denominated in an Alternative Currency shall automatically commence bearing interest at the Cost of Funds Rate plus the Applicable Margin.  Until such notice has been withdrawn by the Administrative Agent, no further Dollar Eurocurrency Loans under any affected Facility shall be made or continued as such, nor shall the Parent Borrower have the right to convert Loans under any such Facility to Dollar Eurocurrency Loans.

2.16 Pro Rata Treatment and Payments.  (a)  Each borrowing by any Borrower from the Lenders hereunder, each payment by any Borrower on account of any facility fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective US$ Revolving Percentages or Multicurrency Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment by any Borrower on account of principal of and interest on the Revolving Loans under a particular Facility shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders under such Facility.

(c) All payments (including prepayments) to be made by any Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, Local Time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars or the relevant Alternative Currency and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in

reliance upon such assumption, make available to the relevant Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (or, in the case of Dollar-denominated Loans, if greater, the Federal Funds Effective Rate), for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans (or, in the case of Alternative Currency Loans, the relevant rate applicable thereto) under the relevant Facility, on demand, from the relevant Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the relevant Borrower prior to the date of any payment due to be made by the relevant Borrower hereunder that the relevant Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the relevant Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate (or, in the case of Alternative Currency Loans, the Cost of Funds Rate).  Nothing in this Section 2.16(e) shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

2.17 Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof (but excluding any expected adoption or change in any Requirement of Law reasonably contemplated by any Lender, Participant or Assignee, based upon the conditions applicable on the Closing Date (in the case of the initial Lenders) or on the date such Participant or Assignee first acquires rights under this Agreement):

(i) shall subject any Lender to any Taxes (other than Non-Excluded Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any new reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurocurrency Rate or otherwise assessed pursuant to Section 2.13(d) or Section 2.13(e); or

(iii) shall impose on such Lender any other new condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the relevant Borrower shall promptly pay such Lender, upon its written demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly certify in writing to the relevant Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Parent Borrower (with a copy to the Administrative Agent) of a written certification therefor, the Parent Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in Requirement of Law, regardless of the date enacted, adopted, issued or implemented.

(d) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the relevant Borrower (with a copy to the Administrative Agent) shall be presumed correct, subject to evidence to the contrary.  Notwithstanding anything to the contrary in this Section, no Borrower shall be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the relevant Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18 Taxes.  (a)   All payments made by or on account of any Borrower under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future Taxes, except as required by law.  If any Non-Excluded Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable shall be increased by such Borrower to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder or under any Loan Document at the rates or in the amounts specified in this Agreement.

(b) In addition, the Borrowers shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Whenever any withholding Taxes are payable by any Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Borrower or other evidence reasonably satisfactory to the Administrative Agent showing payment thereof.

(d) The Borrowers shall jointly and severally  indemnify the Administrative Agent and each Lender, as promptly as possible but in no event later than 30 days after demand therefor, for the full amount of any Non-Excluded Taxes (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted from a payment to the Administrative Agent or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that such indemnity shall not apply with respect to interest or penalties attributable to the failure of the Administrative Agent or any Lender to timely notify such Borrower of the incurrence of any such taxes.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Taxes that are Non-Excluded Taxes and without limiting the obligation of the Borrowers to do so) and (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to any Borrower and the Administrative Agent, at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)
any Lender that is a U.S. Person shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)
any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)  in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3)  in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Non-U.S. Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed originals of IRS Form W-8BEN; or

(4)  to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)
any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)
if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion, exercised in good faith, that it has received a refund or credit of any Taxes as to which it has been indemnified by any party (including by payment of additional amounts pursuant to this Section 2.18), it shall promptly pay over such refund or the amount of such credit to such indemnifying party (but only to the extent of indemnity payments made, under this Section 2.18 with respect to the Taxes giving rise to such refund or credit), net of all out-of-

pocket expenses of the indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, that such indemnifying party, upon the request of such indemnified party, agrees to repay the amount paid over to such  indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such indemnified party in the event the indemnified party is required to repay such refund or the amount of such credit to such Governmental Authority.  This paragraph shall not be construed to require such indemnified party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to such indemnifying party or any other Person.

(h) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19 Indemnity.  Each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of or conversion from Eurocurrency Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement (unless such notice shall have been revoked in accordance with the provisions of this Agreement) or (c) the making of a prepayment of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect to the relevant Eurocurrency Loans.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment, creation or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the relevant interbank eurocurrency market.  A certificate as to any amounts payable pursuant to this Section submitted to the relevant Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20 Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.17 or 2.18(a) with respect to such Lender, it will, if requested by the Parent Borrower, use reasonable efforts to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender exercised in good faith, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.17 or 2.18(a).

2.21 Replacement of Lenders.  The Parent Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.17 or 2.18(a), (b) becomes a Defaulting Lender or (c) is a Specified Multicurrency Revolving Lender (but, in the case of this clause (c), only as to its rights and obligations under the Multicurrency Revolving Facility), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) in the case of clause (a) above, prior to any such replacement, such Lender shall have taken no action under Section 2.20 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.17 or 2.18(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement (limited to Loans and other amounts under the Multicurrency Revolving Facility in the case of clause (c) above), (v) the relevant Borrowers shall be liable to such replaced Lender under Section 2.19 if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Parent Borrower shall be obligated to pay the registration and processing fee referred to in Section 10.6(b)(ii)(B)), (viii) in the case of clause (a) above, until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.17 or 2.18(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.  Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Parent Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

2.22 Additional Foreign Subsidiary Borrowers.  The Parent Borrower may at any time, with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), add as a party to this Agreement any Foreign Subsidiary to be a Foreign Subsidiary Borrower upon satisfaction of the conditions specified in Section 5.3, in which case such Subsidiary shall for all purposes be a party hereto as a Foreign Subsidiary Borrower as fully as if it had executed and delivered this Agreement.  The Administrative Agent shall notify the Multicurrency Revolving Lenders at least 5 Business Days prior to granting such consent, and shall withhold such consent if any such Lender (a “Specified Multicurrency Revolving Lender”) notifies the Administrative Agent within 5 Business Days that it is not permitted by applicable Requirements of Law to make Loans to the relevant Foreign Subsidiary.  So long as the principal of and interest on any Loans made to any Foreign Subsidiary Borrower under this Agreement shall have been paid in full and all other obligations of such Foreign Subsidiary Borrower under this Agreement shall have been fully performed, the Parent Borrower may, by not less than three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the relevant Lenders thereof), terminate such Subsidiary’s status as a “Foreign Subsidiary Borrower”.

2.23 Incremental Credit Extensions.  (a)    The Parent Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (x) one or more tranches of term loans (the “Incremental Term Loans”), (y) one or more increases in the amount of the US$ Revolving Commitments (each such increase, a “US$ Revolving Commitment Increase”) or (z) one or more increases in the amount of the Multicurrency Revolving Commitments (each such increase, a “Multicurrency Revolving Commitment Increase”), provided that (i) both at the time of any such request and after giving effect to the effectiveness of any Incremental Amendment referred to below (including, in the case of any Incremental Term Loan, after giving effect thereto), no Default or Event of Default shall exist and (ii) the Parent Borrower shall be in compliance with the covenants set forth in Section 7.1 determined on a pro forma basis as of the last day of the most recent fiscal quarter for which financial statements have been delivered hereunder, in each case, as if such Incremental Term Loans, US$ Revolving Commitment Increases or Multicurrency Revolving Commitment Increases, as applicable, had been outstanding on the last day of such fiscal quarter for testing compliance therewith and after giving effect to the intended use of proceeds thereof.  Each tranche of Incremental Term Loans, each US$ Revolving Commitment Increase and each Multicurrency Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $50,000,000 (provided that such amount may be less than $50,000,000 if (x) such amount represents all remaining availability under the limit set forth in the next sentence or (y) if otherwise agreed to by the Administrative Agent).

Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans, the US$ Revolving Commitment Increases and the Multicurrency Revolving Commitment Increases shall not exceed $350,000,000.  The Incremental Term Loans shall rank pari passu in right of payment with the Revolving Loans.  Each notice (each, an “Incremental Facility Activation Notice”) from the Parent Borrower pursuant to this Section 2.23, which shall be in form reasonably satisfactory to the Administrative Agent, shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans, US$ Revolving Commitment Increases or Multicurrency Revolving Commitment Increases, including, in the case of Incremental Term Loans, (i) the applicable Incremental Term Maturity Date, (ii) the amortization schedule, if any, for such Incremental Term Loans, (iii) the Applicable Margin for such Incremental Term Loans and (iv) the proposed original issue discount applicable to such Incremental Term Loans, if any.  Incremental Term Loans may be made, and US$ Revolving Commitment Increases or Multicurrency Revolving Commitment Increases may be provided, by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld, delayed or conditioned) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such US$ Revolving Commitment Increases or Multicurrency Revolving Commitment Increases if such consent would be required under Section 10.6 for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender.  Commitments in respect of Incremental Term Loans, US$ Revolving Commitment Increases and Multicurrency Revolving Commitment Increases shall become Commitments (or in the case of a US$ Revolving Commitment Increase or a Multicurrency Revolving Commitment Increase to be provided by an existing Lender with a US$ Revolving Commitment or a Multicurrency Revolving Commitment, as applicable, an increase in such Lender’s applicable US$ Revolving Commitment or Multicurrency Revolving Commitment, as applicable) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed (in the case of such amendment to this Agreement) by the Parent Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent.  Any Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this Section.  The effectiveness of any Incremental Amendment shall be subject to the (i) execution of a New Lender Supplement by each Lender not previously party to this Agreement, and (ii) satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 5.2 and, if applicable Section 5.3 (it being understood that all references to “the date of such extension of credit” or similar language in such Section 5.2 and, if applicable, Section 5.3, shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree.  The Parent Borrower may use the proceeds of the Incremental Term Loans, US$ Revolving Commitment Increases and Multicurrency Revolving Commitment Increases for any purpose not prohibited by this Agreement.  No Lender shall be obligated to provide any Incremental Term Loans, US$ Revolving Commitment Increases or Multicurrency Revolving Commitment Increases, unless it so agrees.  Upon each increase in the US$ Revolving Commitments or the Multicurrency Revolving Commitments, if any, pursuant to this Section, (a) each Lender with a US$ Revolving Commitment immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the US$ Revolving Commitment Increase (each a “US$ Revolving Commitment Increase Lender”) in respect of such increase, and each such US$ Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Lender with a US$ Revolving Commitment (including each such US$ Revolving Commitment Increase Lender) will equal the percentage of the aggregate US$ Revolving Commitments of all Lenders with US$ Revolving Commitments represented by such Lender’s

US$ Revolving Commitment and (b) if, on the date of such increase, there are any US$ Revolving Loans or Multicurrency Revolving Loans outstanding, such US$ Revolving Loans or Multicurrency Revolving Loans, as applicable, shall on or prior to the effectiveness of such US$ Revolving Commitment Increase or Multicurrency Revolving Commitment Increase, as applicable, be prepaid from the proceeds of additional US$ Revolving Loans or Multicurrency Revolving Loans, as applicable, made hereunder (reflecting such increase in US$ Revolving Commitments or Multicurrency Revolving Commitments, as applicable), which prepayment shall be accompanied by accrued interest on the US$ Revolving Loans or Multicurrency Revolving Loans, as applicable, being prepaid and any costs incurred by any Lender in accordance with Section 2.19.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(b)            This Section 2.23 shall supersede any provisions in Section 10.1 to the contrary.

2.24 Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, in each case to the extent permitted by applicable law:

(a) facility fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.7(a);

(b) the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if such Defaulting Lender is a US$ Revolving Lender and any Swingline Exposure or L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)  all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are US$ Revolving Lenders in accordance with their respective US$ Revolving Percentages but only to the extent the sum of all US$ Revolving Extensions of Credit of the US$ Revolving Lenders that are not Defaulting Lenders plus such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of all US$ Revolving Commitments of all non-Defaulting Lenders that are US$ Revolving Lenders;

(ii)   if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Parent Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrowers’ obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 for so long as such L/C Exposure is outstanding;

(iii)  if the Parent Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such

Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ US$ Revolving Percentages; and

(v)  if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d) if such Defaulting Lender is a US$ Revolving Lender, so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the related exposure and such Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the US$ Revolving Commitments of the non-Defaulting Lenders that are US$ Revolving Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.24(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders that are US$ Revolving Lenders in a manner consistent with Section 2.24(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender that is a US$ Revolving Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s US$ Revolving Commitment and on such date such Lender shall purchase at par such of the US$ Revolving Loans of the other US$ Revolving Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its US$ Revolving Percentage.

SECTION 3.     LETTERS OF CREDIT

3.1 L/C Commitment.  (a)  As of the Closing Date, the letters of credit listed on Schedule 3.1 shall be deemed to have been issued hereunder and be deemed to be Letters of Credit for all purposes hereunder.  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other US$ Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Parent Borrower or, subject to Section 3.2, any Subsidiary on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the Dollar Equivalent of the L/C Obligations (as determined by the Administrative Agent) would exceed the L/C Commitment or (ii) the aggregate amount of the Available US$ Revolving Commitments would be less than zero.  Each Letter of Credit shall (i) provide for payment of drawings in Dollars or in a foreign currency reasonably acceptable to the Administrative Agent, and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance, or such longer annual periods as the Issuing Lender may agree, and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a term described in clause (x) above may provide for the renewal thereof for additional annual periods (which shall in no event extend beyond the date referred to in clause (y) above).  Notwithstanding the foregoing, the Issuing Lender, in its sole discretion, may issue one or more Letters of Credit, each with an expiration date extending beyond the Revolving Termination Date (each a “Designated Letter of Credit” and, collectively, the “Designated Letters of Credit”); provided that on or before the date that is 120 days prior to the Revolving Termination Date, to the extent that any Designated Letter of Credit remains outstanding, the applicable Borrower shall cash collateralize the aggregate then undrawn and unexpired amount of all Designated Letters of Credit outstanding at such time in accordance with the provisions of Section 8.  In the event that the applicable Borrower fails to cash collateralize the outstanding Designated Letters of Credit by the date that is 90 days prior to the Revolving Termination Date, each such outstanding Designated Letter of Credit shall automatically be deemed drawn in full and such Borrower shall be deemed to have requested a Revolving Loan  to be funded by the Lenders on the date that is 90 days prior to the Revolving Termination Date to reimburse such drawing (with the proceeds of such Revolving Loan being used to cash collateralize outstanding Designated Letters of Credit as set forth above).  Subject to Section 2.3 and Section 5.2 hereof, the funding by a Lender of its pro rata share of such Revolving Loan to cash collateralize the outstanding Designated Letters of Credit on the Revolving Termination Date shall be deemed payment by such Lender in respect of its participation in each such Designated Letter of Credit.

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit.  The Parent Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request.  Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Parent Borrower.  The Issuing Lender shall furnish a copy of such Letter of Credit to the Parent Borrower promptly following the issuance thereof.  The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).  Any Subsidiary of the Parent Borrower may request the issuance of a Letter of Credit on the same terms as the Parent Borrower is entitled to do so, in which case the Parent Borrower shall be unconditionally liable in respect thereof in accordance with the provisions of this Section 3 whether or not the Parent Borrower authorized such Subsidiary to request such Letter of Credit.

3.3 Fees and Other Charges.  (a)  The Parent Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans under the US$ Revolving Facility, shared ratably among the US$ Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date.  In addition, the Parent Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Parent Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the

Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

(c) Notwithstanding anything to the contrary contained in this Agreement, for purposes of calculating any fees payable on any Letter of Credit denominated in a foreign currency in respect of any Business Day, the Administrative Agent shall convert the amount available to be drawn under any Letter of Credit denominated in foreign currency into an amount of Dollars based upon the relevant Exchange Rate in effect for such day.  The Issuing Lender agrees to notify the Administrative Agent of the average daily outstanding amount of any Letter of Credit denominated in a foreign currency for any period in respect of which fees are payable and, upon request by the Administrative Agent, for any other date or period.  For all purposes of this Agreement, determinations by the Administrative Agent of the Dollar Equivalent of any amount expressed in a foreign currency shall be made on the basis of Exchange Rates reset monthly (or on such other periodic basis as shall be selected by the Administrative Agent in its sole discretion) and shall in each case be conclusive absent manifest error.

3.4 L/C Participations.  (a)  The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s US$ Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Parent Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s US$ Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed (which obligations shall be expressed in Dollars at the Exchange Rate on the date of payment by the Issuing Lender of such draft under any Letter of Credit).  Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Parent Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Parent Borrower, (iv) any breach of this Agreement or any other Loan Document by the Parent Borrower, any other Borrower or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due (which shall be on the date of demand by the relevant Issuing Bank so long as such demand is made on or before 3:00 P.M. New York City time, otherwise on the next Business Day), such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the US$ Revolving Facility.  A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Parent Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5 Reimbursement Obligation of the Parent Borrower.  (a) If any draft is paid under any Letter of Credit, the Parent Borrower shall reimburse the Issuing Lender for the amount of (x) the draft so paid and (y) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, Local Time, on (i) the Business Day that the Parent Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., Local Time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Parent Borrower receives such notice.  Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x), in the case of Dollar-denominated Letters of Credit including those converted pursuant to Section 3.5(b) hereof (1) until the Business Day next succeeding the date of the relevant notice, Section 2.13(b) and (2) thereafter, Section 2.13(c) and (y) in the case of foreign currency-denominated Letters of Credit, the rate which would reasonably and customarily be charged by the Issuing Lender on outstanding loans denominated in the relevant foreign currency plus, from and after the Business Day next succeeding the date of the relevant notice, 2%.

(b) Notwithstanding anything to the contrary contained in this Section 3, prior to demanding any reimbursement from any L/C Participant in respect of any Letter of Credit denominated in a foreign currency, the Issuing Lender shall convert the amount of the Parent Borrower’s obligation under Section 3.5 to reimburse the Issuing Lender in such foreign currency into an obligation to reimburse the Issuing Lender (and, in turn, the L/C Participants) in Dollars.  The amount of any such converted obligation shall be computed based upon the relevant Exchange Rate (as quoted by the Administrative Agent to the Issuing Lender) in effect for the day on which such conversion occurs.

3.6 Obligations Absolute.  The Parent Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Parent Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Parent Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Parent Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Parent Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Parent Borrower against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing

Lender.  The Parent Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Parent Borrower and shall not result in any liability of the Issuing Lender to the Parent Borrower.

3.7 Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Parent Borrower of the date and amount thereof.  The responsibility of the Issuing Lender to the Parent Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4.     REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Parent Borrower hereby represents and warrants on behalf of itself and its Subsidiaries to the Administrative Agent and each Lender that:

4.1 Financial Condition.  The audited consolidated balance sheets of the Parent Borrower as at December 31, 2011, and the related consolidated statements of income and of cash flows for the year ended December 31, 2011, accompanied by an unqualified report from PricewaterhouseCoopers LLP, fairly present the consolidated financial condition of the Parent Borrower, as at such date, and the consolidated results of its operations and its consolidated cash flows for the period then ended.  The unaudited consolidated balance sheet of the Parent Borrower as at March 31, 2012, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly the consolidated financial condition of the Parent Borrower, as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein), subject, in the case of the quarterly financial statements referred to in the preceding sentence, to the normal year-end audit adjustments and the absence of footnotes.

4.2 No Change.  Since December 31, 2011 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law.  (a)  The Parent Borrower (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (iv) is in compliance with all Requirements of Law, except to the extent that the failure to comply with clauses (iii) and (iv) above could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each Group Member (other than the Parent Borrower) (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (iv) is in compliance with all Requirements of Law, except to the extent that the failure to comply with clauses (i) through (iv) above could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations.  Each Borrower has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to obtain extensions of credit hereunder.  Each Borrower has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the extensions of credit on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect.  Each Loan Document has been duly executed and delivered on behalf of each Borrower party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Borrower party thereto, enforceable against each such Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.

4.6 Litigation.  Except as otherwise disclosed on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 Ownership of Property.  Each Group Member has good title to, or a valid leasehold interest in, all its real and personal property material to its business, in each case except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

4.8 Intellectual Property.  Each Group Member owns, or is licensed to use, all Intellectual Property to the extent necessary and material for the conduct of the business of the Group Members, taken as a whole, as currently conducted.  No claim by any Person has been asserted in writing and is pending that challenges or questions the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Parent Borrower know of any valid basis for any such claim, except as could not reasonably be expected to have a Material Adverse Effect.  The use of Intellectual Property by each Group Member does not infringe on the rights of any Person, except as could not reasonably be expected to have a Material Adverse Effect.

4.9 Taxes.  Each Group Member has filed or caused to be filed all Federal, state and other material income tax returns that are required to be filed and has paid all Federal, state and other material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no material tax Lien has been filed, and, to the knowledge of the Parent Borrower, no material claim is being asserted, with respect to any such material tax, fee or other charge, except in each case as could not reasonably be expected to have a Material Adverse Effect.

4.10 Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used in violation of the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Parent Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.11 Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Parent Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.12 ERISA; Employee Benefit plans.  (a)  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: during the five-year period prior to the date on which this representation is made or deemed made, (i) neither a Reportable Event nor a non-exempt Prohibited Transaction has occurred with respect to any Plan; (ii) each Plan has complied in all respects with the applicable provisions of ERISA and the Code; (iii) no Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (iv) there has been no failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan; (v) no termination of a Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, and (vi) there has been no determination that any Plan is, or is expected to be, in “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA.  The present value of all accrued benefits under each Plan did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits (determined in both cases using the assumptions applicable thereto promulgated under Section 430 of the Code) in an amount that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Except as in the aggregate could not reasonably be expected to have a Material Adverse Effect, neither the Parent Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA, and neither the Parent Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Parent Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  Neither the Parent Borrower nor any Commonly Controlled Entity has received a determination that a Multiemployer Plan is, or is expected to be, in Reorganization Insolvent, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.

(b) Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (i) all employer and employee contributions required by applicable law or by the terms of any Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each such Foreign Plan is in compliance (A) with all provisions of applicable law and all applicable regulations and published interpretations thereunder with respect to such Foreign Plan and (B) with the terms of such plan or arrangement.  The accrued benefit obligations of each Foreign Plan (based on the assumptions used to fund such Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan in an amount that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.13 Investment Company Act; Other Regulations.  No Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  No Borrower is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.14 Subsidiaries.  Schedule 4.14 sets forth, as of the Closing Date, the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned directly or indirectly by the Parent Borrower.

4.15 Use of Proceeds.  The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used to refinance indebtedness under the Existing Credit Agreement and for other general corporate purposes of the Parent Borrower and its Subsidiaries (including acquisitions).

4.16 Environmental Matters.  Except as disclosed on Schedule 4.16 or as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, no Group Member:  (a) is not in compliance with applicable Environmental Laws; (b) has any Environmental Liability; (c) has received written notice of any claim with respect to any Environmental Liability; or (d) knows of any facts or circumstances that could reasonably be expected to result in any Environmental Liability of or affecting any Group Member.

4.17 Accuracy of Information, etc.  No statement or information (other than any financial projections, any other forward-looking information and any information of a general economic or industry nature) contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or writing furnished by or on behalf of any Borrower to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such document, certificate or writing was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), when taken as a whole, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made.  The projections contained in the materials referenced above have been prepared in good faith based upon assumptions believed by management of the Parent Borrower to be reasonable at the time made, it being understood that such projections as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections may differ from the projected results set forth therein by a material amount.

4.18 OFAC and Anti-Corruption; Patriot Act.  (a) Neither any Group Member nor any of its Subsidiaries or Affiliates is a Sanctioned Person.  No part of the proceeds of any Loans hereunder will be used directly or, to the knowledge of the Group Members, indirectly to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended and in effect from time to time.

(b)  No Group Member has violated or is in violation of any Anti-Money Laundering Law or any applicable law that relates to sanctions administered by OFAC, except to the extent such violations could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.      CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit.  The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction or waiver by the Required Lenders, no later than August 31, 2012, of the following conditions precedent:

(a)   Credit Agreement.  The Administrative Agent shall have received this Agreement or, in the case of the Lenders, a signature page to this Agreement (either originals or telecopies), executed and delivered by the Administrative Agent, the Parent Borrower and each of the Foreign Subsidiary Borrowers as of the Closing Date and each Person listed on Schedule 1.1.

(b)   Financial Information.  The Lenders shall have received projected cash flows, balance sheets and income statements for the Parent Borrower and its Subsidiaries for fiscal years 2012-2017.

(c)   Fees and Expenses.  All fees and, to the extent invoiced in reasonable detail, expenses of the Administrative Agent (including fees owed to the Lenders, the Lead Arrangers and the Agents), subject to Section 10.5(a), required to be paid on or before the Closing Date in connection with the Facilities shall have been paid for by the Parent Borrower or shall be paid by the Parent Borrower simultaneously with the initial funding of the Facilities.

(d)   Existing Indebtedness.  The Administrative Agent shall have received satisfactory evidence that the commitments under the Existing Credit Agreement have been terminated and all amounts owing thereunder (other than any contingent indemnification obligations) shall have been paid in full.

(e)   Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Borrower, dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments, including the certificate of incorporation of each Borrower that is a corporation certified by the relevant authority of the jurisdiction of organization of such Borrower, and (ii) a long form good standing certificate for each Borrower from its jurisdiction of organization, in each case to the extent applicable in such jurisdiction of organization.

(f)   Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Davis Polk & Wardwell, New York counsel to the Group Members, in form and substance reasonably satisfactory to the Administrative Agent;

(ii) the legal opinion of David B. Liner, Vice President, General Counsel and Secretary of the Parent Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(iii) the legal opinion of Bignalls, local counsel to Roper Industries Limited and Roper Industries UK Limited, each a Foreign Subsidiary Borrower as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent; and

(iv) the legal opinion of AMMC Law, local counsel to Roper Luxembourg Holdings Sarl, a Foreign Subsidiary Borrower as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.

(g)   Officer’s Certificate.  The Administrative Agent shall have received a certificate from a Responsible Officer of the Parent Borrower, dated the Closing Date, certifying that the conditions set forth in Section 5.2 have been satisfied on the Closing Date after give effect to the Loans to be made on the Closing Date.

5.2 Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)   Representations and Warranties.  Each of the representations and warranties made by any Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects (except any representation and warranty that is qualified by “Material Adverse Effect” or similar language shall be true and correct in all respects) on and as of such date as if made on and as of such date; provided, that to the extent such representations and warranties refer specifically to an earlier date, such representations and warranties shall be true and correct in all material respects as of such earlier date.

(b)   No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance, amendment, renewal or extension of a Letter of Credit on behalf of the Parent Borrower or any Subsidiary hereunder shall constitute a representation and warranty by the Parent Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

5.3 Initial Loan to Each New Foreign Subsidiary Borrower.  No Lender shall be required to make any Loans to any Foreign Subsidiary Borrower unless the Administrative Agent has received:

(a)   a Joinder Agreement, substantially in the form of Exhibit G, executed and delivered by such Borrower (unless such Foreign Subsidiary Borrower is a party to this Agreement on the Closing Date);

(b)   a certificate of such Borrower, substantially in the form of Exhibit B, with appropriate insertions and attachments; and

(c)   the legal opinion of counsel to such Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 6.     AFFIRMATIVE COVENANTS

The Parent Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Parent Borrower shall and shall cause each of its Subsidiaries to:

6.1 Financial Statements.  Furnish to the Administrative Agent (for onward distribution to the Lenders):

(a)   as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent Borrower, a copy of the audited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

(b)   as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower, the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods, subject, in the case of the financial statements referred to in clause (b) above, to normal year-end audit adjustments and the absence of footnotes.

6.2 Certificates; Other Information.  Furnish to the Administrative Agent (for onward distribution to the Lenders) or, in the case of clause (e), to the relevant Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate (which certificate may be limited to the extent required by accounting rules or guidelines) of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 7.1 as of the last day of the fiscal year so reported, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, a Compliance Certificate executed by a Responsible Officer and including all information and calculations necessary for determining compliance by each Group Member with the provisions of Section 7.1 of this

Agreement as of the last day of the fiscal quarter or fiscal year of the Parent Borrower, as the case may be;

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Parent Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Parent Borrower as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections were prepared in good faith on assumptions believed by management of the Parent Borrower to be reasonable at the time made (it being understood that access to any Projections shall be subject to customary restrictions on use of material nonpublic information);

(d) within five Business Days after the same are filed, copies of all financial statements and reports that the Parent Borrower may make to, or file with, the SEC; and

(e) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.1 or Section 6.2(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s website on the Internet at www.roperind.com or (ii) on which such documents are posted on the Parent Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that (A) the Parent Borrower shall provide written notice to the Administrative Agent in each case that such electronic delivery has occurred and (B) the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent (for delivery to any Lender that requests the Parent Borrower to deliver such paper copies) upon a written request to deliver paper copies given by the Administrative Agent or such Lender.  Notwithstanding anything contained herein, in every instance the Parent Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.2(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.3 Payment of Taxes.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material taxes of whatever nature, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (ii) where the failure to so pay, discharge or otherwise satisfy such taxes could not reasonably be expected to have a Material Adverse Effect.

6.4 Maintenance of Existence; Compliance.  (a) (i)  Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance.  (a)  Keep and maintain all property material to the conduct in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which full, true and correct in all material respects entries in conformity with all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, (b) permit representatives of the Administrative Agent and each Lender (coordinated through the Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during any Business Day following reasonable written notice to the Parent Borrower; provided, that no Lender may make any such inspection more often than once in any calendar year unless an Event of Default is in existence (in which case such inspections may occur as often and at such times as such Lender reasonably determines) and any such inspection made when no Event of Default is in existence shall be at the expense of such Lender, and (c) permit representatives of the Administrative Agent and each Lender to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants (with representatives of the Group Members having the opportunity to be present).

6.7 Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default; and

(b) any litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, comply with and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

SECTION 7.      NEGATIVE COVENANTS

The Parent Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Parent Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Total Leverage Ratio.  Permit the Consolidated Total Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Parent Borrower to exceed 3.5 to 1.0.

(b) Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Parent Borrower to be less than 3.0 to 1.0.

7.2 Indebtedness.  Permit any Subsidiary to create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Foreign Subsidiary Borrower pursuant to any Loan Document;

(b) Indebtedness of any Subsidiary to any other Group Member;

(c) Guarantee Obligations incurred in the ordinary course of business by any Subsidiary of obligations of any Wholly Owned Subsidiary;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity, or increasing the principal amount, thereof), in an aggregate amount outstanding not to exceed $10,000,000;

(e) Indebtedness in respect of Capital Lease Obligations and purchase money obligations to finance the acquisition of fixed or capital assets and any refinancings, refundings, renewals or extensions thereof (without increasing the amount thereof); provided that, at the times of incurrence of any Indebtedness pursuant to this paragraph (e), after giving effect thereto, the aggregate outstanding principal amount of all Indebtedness incurred pursuant to this paragraph (e) shall not exceed $25,000,000;

(f) Indebtedness of any Person that becomes a Subsidiary after the date hereof and any refinancings, refundings, renewals or extensions thereof without increasing the amount thereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f), when combined with Indebtedness permitted under clause (g) below, shall not exceed $100,000,000 at any time outstanding;

(g) Receivables Transaction Attributed Debt pursuant to any Qualified Receivables Transaction in an aggregate amount, when combined with Indebtedness permitted under clause (f) above, not to exceed $100,000,000 at any time outstanding and all yield, interest, fees, indemnities and other amounts related thereto; and

(h) in addition to Indebtedness otherwise expressly permitted by the preceding paragraphs (a) through (g) of this Section 7.2, other Indebtedness of any Subsidiary; provided that (x) no Event of Default shall be in existence or result therefrom (including, on a pro forma basis, pursuant to Section 7.1) and (y) at the time of incurrence of any Indebtedness pursuant to this paragraph (h), after giving effect thereto, the sum, without duplication, of (i) the aggregate outstanding principal amount of all Indebtedness incurred pursuant to this paragraph (h) and (ii) the aggregate outstanding principal amount of all Indebtedness secured by a Lien incurred pursuant to Section 7.3(k) shall not exceed 5% of Consolidated Total Assets determined as of the last day of the most recent fiscal quarter for which the relevant financial information is available.

7.3 Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of (i) bids, trade, forward or futures contracts (other than in respect of borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (ii) appeal bonds, as well as customary Liens related to any such surety and performance bonds including Liens on the contracts that are the subject of any such surety and performance bonds, sums payable under and property related to the performance of such contracts (including equipment, material, subcontracts and surety bonds supporting such subcontracts), and claims against subcontractors, materialmen, sureties and others in connection with such contracts.

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Group Members;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien encumbers any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of any Group Member incurred pursuant to Section 7.2(e), provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) any interest or title of a lessor under any lease entered into by any Group Member in the ordinary course of its business and covering only the assets so leased;

(i) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case incurred in connection with a Qualified Receivables Transaction securing Indebtedness permitted by Section 7.2(g);

(j) Liens with respect to property acquired by any Group Member after the Closing Date (and not created in contemplation of such acquisition) securing Indebtedness permitted by Section 7.2(f); provided, that such Liens shall extend only to the property so acquired; and

(k) Liens not otherwise permitted by this Section so long as, at the time of incurrence after giving effect thereto, the sum, without duplication, of (i) the aggregate outstanding principal amount of the Indebtedness secured thereby and (ii) the aggregate outstanding principal amount of Indebtedness incurred pursuant to Section 7.2(h) does not exceed 5% of Consolidated Total Assets determined as of the last day of the most recent fiscal quarter for which the relevant financial information is available.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that:

(a) any Subsidiary of the Parent Borrower may be merged or consolidated with or into any other Group Member; provided that if either party to such merger or consolidation is a Borrower, the continuing or surviving corporation shall be a Borrower, and any Subsidiary other than a Borrower may liquidate, wind up or dissolve itself;

(b) the Parent Borrower may be merged or consolidated with or into any other Person in a transaction in which the Parent Borrower is the continuing or surviving corporation; and

(c) the Parent Borrower may be merged or consolidated with or into any other Person in a transaction in which the Parent Borrower is not the continuing or surviving corporation (such other Person, the “Surviving Entity”); provided that (i) the Surviving Entity is a corporation or limited liability company incorporated or formed under the laws of any state of the United States of America, (ii) immediately after the consummation of such transaction, the Capital Stock of the Surviving Entity shall be held, directly or indirectly, by the Persons who held the Capital Stock of the Parent Borrower immediately prior to the consummation of such transaction, in substantially the same percentages, (iii) either (x) the Surviving Entity or (y) a direct parent of the Surviving Entity that is a corporation incorporated under the laws of any state of the United States of America, shall have assumed all of the Parent Borrower’s rights and obligations under this Agreement and (iv) no Default or Event of Default shall have occurred and be continuing.

7.5 Disposition of Property.  Dispose of all or substantially all of the assets of the Group Members, taken as a whole.

7.6 Restricted Payments.  Make any Restricted Payment unless no Default or Event of Default shall have occurred and be continuing after giving effect thereto (including, on a pro forma basis, pursuant to Section 7.1).

7.7 Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Parent Borrower or any Subsidiary) unless such transaction is (i) (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate or (ii) is a Restricted Payment.

7.8 Swap Agreements.  Enter into any Swap Agreement, except Swap Agreements entered into for non-speculative purposes.

7.9 Changes in Fiscal Periods.  Permit the fiscal year of the Parent Borrower to end on a day other than December 31 or change the Parent Borrower’s method of determining fiscal quarters.

7.10 Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues (it being understood that an “equal and ratable” provision is not an agreement that imposes such a prohibition or limitation), whether now owned or hereafter acquired, securing Indebtedness and other obligations under the Loan Documents (regardless of the amount thereof), other than (a) this Agreement and the other Loan Documents, (b) customary restrictions applicable to any Receivables entity in connection with any Qualified Receivables Transaction, (c) restrictions contained in the documents governing  any Indebtedness with a final maturity of less than one year, (d) restrictions contained in the documents governing any Subsidiary Indebtedness permitted under Section 7.2, (e) restrictions and conditions imposed by law, (f) customary restrictions and conditions contained in agreements relating to the Disposition of a Subsidiary, property or assets pending such Disposition, provided such restrictions and conditions apply only to such Subsidiary, property or assets, (g) restrictions and conditions contained in documentation relating to a Subsidiary acquired after the Closing Date, provided that such restriction or condition (i) existed at the time such Person became a Subsidiary and was not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) applies only to such Subsidiary, (h) restrictions and conditions contained in any agreement relating to Indebtedness or other obligations secured by Liens permitted under this Agreement if such restrictions and conditions apply only to the property or assets subject to such Liens and (i) customary provisions in leases, licenses and other contracts restricting or conditioning the assignment or encumbrance thereof, including, without limitation, licenses and sublicenses of patents, trademarks, copyrights and similar intellectual property rights.

7.11 Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Parent Borrower to (a) make any payment of a type described in the definition of “Restricted Payment” in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any Group Member, (b) make loans or advances to, or other investments in, any Group Member or (c) transfer any of its assets to any Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under, or imposed by (A) any Loan Document or (B) law; (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with (x) the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary or (y) the Disposition of any asset of such Subsidiary so long as the encumbrance or restriction applies only to the asset to be Disposed; (iii) customary restrictions applicable to any Receivables entity in connection with any Qualified Receivables Transaction, (iv) restrictions and conditions contained in documentation relating to a Subsidiary acquired after the Closing Date, provided that such restriction or condition (x) existed at the time such Person became a Subsidiary and was not created in contemplation of or in connection with such Person becoming a Subsidiary and (y) applies only to such Subsidiary and (v) restrictions contained in the documents governing any Indebtedness of any Subsidiary permitted under Section 7.2.

SECTION 8.     EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Borrower shall default in the observance or performance of any agreement contained in Section 6.4(a)(i) (with respect to the Parent Borrower only), Section 6.7(a) or Section 7 of this Agreement; or

(d) any Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Parent Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that the preceding clause (iii) shall not apply to Indebtedness that becomes due as a result of the voluntary sale or transfer of any property or assets, if such sale or transfer is permitted hereunder and under the documents governing such Indebtedness; provided, further, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) or (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any non-exempt Prohibited Transaction involving any Plan, (ii) a determination that any Plan is, or could reasonably be expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (iii) any Plan shall fail to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (iv) any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (v) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (vi) any Plan shall terminate for purposes of Title IV of ERISA, (vii) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or a determination that a Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member at any time involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not disclaimed or reserved the right to disclaim coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Parent Borrower, except as a result of a transaction permitted under Section 7.4(c); (ii) the board of directors of the Parent Borrower shall cease to consist of a majority of Continuing Directors; or (iii) any Foreign Subsidiary Borrower shall cease to be a direct or indirect Wholly Owned Subsidiary of the Parent Borrower;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Parent Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be invested in cash equivalents as directed by the Parent Borrower and reasonably acceptable to the Administrative Agent and shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Parent Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Parent Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Parent Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Parent Borrower.

SECTION 9.     THE AGENTS

9.1 Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Borrower a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower.

9.4 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Parent Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Parent Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Borrower or any affiliate of a Borrower, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Borrower or any affiliate of a Borrower that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7 Indemnification.  The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) in its capacity as such (to the extent not reimbursed by the Parent Borrower and without limiting the obligation of the Parent Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (including the reasonable fees, disbursements and other charges of counsel) that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including the reasonable fees, disbursements and other charges of counsel) that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Parent Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or 8(f) shall have occurred and be continuing) be subject to approval by the Parent Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10 Documentation Agents and Syndication Agents.  Neither the Documentation Agents nor the Syndication Agents shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 10.     MISCELLANEOUS

10.1 Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Borrower party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Borrower party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrowers hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce or forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any principal payment in respect of any Incremental Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment of any interest or fee payable hereunder, or increase the amount of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) extend the expiration date of any Lender’s Revolving Commitment without the written consent of each Revolving Lender directly affected thereby (it being agreed that, notwithstanding anything to the contrary in this Section 10.1, such extension may be effected without the approval of the Required Lenders); (iii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iv) with respect to a particular Facility, change the ratable allocation of payments among the Lenders under such Facility specified in Section 2.16 without the written consent of each such Lender directly affected thereby; (v) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Parent Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (except as is expressly provided for in Section 10.6(f)) or release the Parent Borrower from its obligations under Section 11 of this Agreement, in each case without the written consent of all Lenders; (vi) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vii) amend, waive or modify any condition precedent set forth in Section 5.2 with respect to any extensions of credit under the US$ Revolving Facility or the Multicurrency Revolving Facility without the written consent of the Majority Facility Lenders under such Facility; (viii) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (ix) amend, modify or waive any provision of Section 2.5 or 2.6 without the written consent of the Swingline Lender; or (x) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  In furtherance of clause (vii) of this Section 10.1, (i) any amendment, waiver or modification with respect to Section 7.1 or (ii) any amendment, waiver or modification of any provision of this Agreement or any other Loan Document at a time when a Default or Event of Default is in existence, and that would have the effect of eliminating such Default or Event of Default, shall in each case not be deemed to be effective for the purpose of determining whether the conditions precedent set forth in Section 5.2 to the making of any extension of credit under the US$ Revolving Facility or the Multicurrency Revolving Facility have been satisfied unless the Majority Facility Lenders under such Facility shall have consented to such amendment, waiver or modification.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Parent Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Parent Borrower may, at its sole cost and expense, elect to replace a Non-Consenting Lender as a Lender party to this Agreement (or to replace such Non-Consenting Lender from the Facility for which consent is being sought); provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Parent Borrower and the Administrative Agent, and, with respect to assignees that are Revolving Lenders, the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b)(ii) of Section 10.6 (with the Parent Borrower paying any applicable processing and recordation fee), (ii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent and (iii) the Parent Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Parent Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.17 and 2.18 (assuming that the Loans of such Non-Consenting Lender have been prepaid on such date rather than sold to the replacement Lender).

Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Parent Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any technical and immaterial errors and omissions or correct any typographical error or other manifest error or omissions in any Loan Document.

10.2 Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Parent Borrower
and Foreign Subsidiary Borrowers:	Roper Industries, Inc.
6901 Professional Parkway East, Suite 200
Sarasota, FL 34240
Attention: John Humphrey,
                 Chief Financial Officer
Telephone: 941-556-2601
Telecopy:   941-556-2670

Administrative Agent	JPMorgan Chase Bank, N.A.
10 South Dearborn, Floor 07
Chicago, IL 60603

Attention: Darren Cunningham
Telephone: 312-385-7080
Telecopy: 888-292-9533

Funding Office with respect to	J.P. Morgan Europe Limited
Alternative Currency Loans:	Loans Agency 6th Floor
25 Bank Street, Canary Wharf
London E145JP
United Kingdom
Attention: Loans Agency
Telecopy: 44-207-777-2360

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes.  The Parent Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and customary out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Parent Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate; provided, that (i) with respect to legal counsel, the Parent Borrower shall only be required to reimburse the reasonable fees and disbursements of a single law firm for the Administrative Agent and any local counsel as shall be reasonably necessary (subject to any limitations agreed to in writing by the Administrative Agent) and (ii) any written request for reimbursement shall list in reasonable detail all expenses as to which reimbursement is being requested,

(b) to pay or reimburse each Lender, the Issuing Lender and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents related to the Loan Documents, including the reasonable fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender, the Issuing Lender and the Administrative Agent harmless from, any and all recording and filing fees, and (d) to pay, indemnify, and hold each Lender, the Issuing Lender and the Agents, their respective affiliates and their respective officers, directors, trustees, employees, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents and any such other documents, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by the Borrower, its equity holders, affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Borrower under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Parent Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee or (ii) a material breach of such Indemnitee’s obligations under the Loan Documents, and provided, further, that this Section 10.5(d) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.  Without limiting the foregoing, and to the extent permitted by applicable law, the Parent Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. To the extent permitted by applicable law, no Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  No Indemnitee shall be liable for any indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.  All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor.  Statements payable by the Parent Borrower pursuant to this Section 10.5 shall be submitted in writing to John Humphrey (Telephone No. 941-556-2601) (Telecopy No. 941-556-2670), at the address of the Parent Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Parent Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) other than as is expressly provided for in Section 10.6(f), the Parent Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Parent Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees, other than to a natural person, (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)
the Parent Borrower (such consent not to be unreasonably withheld, delayed or conditioned), provided that no consent of the Parent Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing, any other Person; provided, further, that the Parent Borrower shall be deemed to have consented to any such assignment unless the Parent Borrower shall object thereto by written notice to the Administrative Agent within ten Business Days after having received written notice thereof and a written request for such consent stating that the Parent Borrower will be deemed to have given consent to such assignment unless it shall have objected in writing within ten Business Days;

(B)
the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)
in the case of any assignment of a US$ Revolving Commitment, the Issuing Lender, provided no consent of the Issuing Lender shall be required for an assignment of all or a portion of a Revolving Commitment to a Revolving Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A)
except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (in the case of Term Loans) and $5,000,000  (in the case of the Revolving Loans and/or the Revolving Commitment of any Lender) unless each of the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)
the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (to be paid by the relevant Lender, except as provided in Section 2.21), provided, that contemporaneous assignments to a Person and its affiliates or Approved Funds shall be deemed to be a single assignment for the purposes of this clause (B); and

(C)	the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.17, 2.18, 2.19 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Parent Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Parent Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Parent Borrower or any Lender at any reasonable time, subject to reasonable advance notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Parent Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than competitors of any Group Member) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Parent Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  The Parent Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood that the documentation required under Section 2.18(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 2.17 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, unless the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Parent Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Upon at least 15 days’ advance written notice to the Administrative Agent, the Parent Borrower may assign all of its rights hereunder; provided that (i) immediately after the consummation of such transaction, the Capital Stock of the Person to whom the Parent Borrower’s rights have been assigned (the “Successor Borrower”) is held, directly or indirectly, by the Persons who held the Capital Stock of the Parent Borrower immediately prior to the consummation of such transaction, in substantially the same percentages, (ii) the Successor Borrower is a corporation incorporated under the laws of any state of the United States of America, (iii) the Successor Borrower shall own (directly or indirectly, including through Subsidiaries), at the time of such assignment, all or substantially all of the assets owned by the Parent Borrower and its Subsidiaries immediately prior to the consummation of such transaction, (iv) the Successor Borrower shall have assumed the Parent Borrower’s obligations under this Agreement and under the other Loan Documents pursuant to documentation reasonably satisfactory to the Administrative Agent, (v) the Successor Borrower shall have become a party to this Agreement by executing a Joinder Agreement, (vi) no Default or Event of Default shall have occurred and be continuing at the time of such assignment and (vii) the Administrative Agent shall have received such evidence of good standing, corporate authority and the authorization of such assignment, delegation and assumption and such opinions of counsel as the Administrative Agent shall have reasonably requested.

10.7 Adjustments; Set-off.  (a)  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility (with nothing in Section 8 being deemed to constitute such an allocation), if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the obligations owing to it under any Loan Document by any Borrower (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to any other Lender, if any, in respect of such obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of such obligations owing to each such other Lender, as shall be necessary to cause such Benefitted Lender to share the excess payment ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, to the maximum extent permitted by law, with the consent of the Required Lenders but without prior notice to any Borrower (any such notice being expressly waived by each Borrower to the extent permitted by applicable law), upon the occurrence and during the continuance of an Event of Default pursuant to Section 8(a) or Section 8(f), to set off and appropriate and apply against any amount under this Agreement then due and owing to such Lender any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off.  Each Lender agrees promptly to notify the Parent Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this

Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Parent Borrower and the Administrative Agent.

10.9 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers.  Each Borrower hereby irrevocably and unconditionally:

(a)   submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)   consents that any such action or proceeding may, to the maximum extent permitted by law, be brought in such courts and waives, to the maximum extent permitted by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees, to the maximum extent permitted by law, not to plead or claim the same;

(c)   agrees, to the maximum extent permitted by law, that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Parent Borrower at its address referred to in Section 10.2;

(d)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)   waives, to the maximum extent permitted by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages.

10.13 Acknowledgements.  Each Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Group Members and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Group Members on other matters, and the relationship between the Credit Parties, on the one hand, and the

Group Members, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Group Members, on the other hand, have an arm's length business relationship that does not directly or indirectly give rise to, nor do the Group Members rely on, any fiduciary duty to the Group Members or their affiliates on the part of the Credit Parties, (c) the Group Members are capable of evaluating and understanding, and the Group Members understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Group Members have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Group Members’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Group Members, (e) the Group Members have consulted their own legal, accounting, regulatory and tax advisors to the extent the Group Members have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Lender Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Group Members, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Group Members or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Lender Party and the Group Members or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Group Members and the Credit Parties.

10.14 Confidentiality.  Each of the Administrative Agent, each Lender and each Issuing Lender agrees to keep confidential all non-public information provided to it by any Group Member, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential and use such information solely in connection with matters related to the Loan Documents; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof in connection with matters related to the Loan Documents, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty) to which the Administrative Agent, such Lender or any affiliate thereof is a party, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates in connection with matters related to the Loan Documents, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (other than, to the knowledge of the relevant Person, in violation of this Agreement), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) if agreed in writing by the Parent Borrower in its sole discretion, to any other Person.

10.15 WAIVERS OF JURY TRIAL.  EACH BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.16 Judgment Currency.  (a)  The Borrowers’ obligations hereunder and under the other Loan Documents to make payments in a specified currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents.  If, for the purpose of obtaining or enforcing judgment against any Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the date on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers covenant and agree to pay, or cause to be paid, to the maximum extent permitted by law, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining any rate of exchange or currency equivalent for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

10.17 USA PATRIOT Act.  Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Act.

10.18 Notice of Commitment Termination.  The Parent Borrower hereby gives notice that it wishes to terminate the commitments under the Existing Credit Agreement effective as of the Closing Date and to prepay in full the loans outstanding thereunder on the Closing Date.  Each Lender that is a party to the Existing Credit Agreement, by its execution of this Agreement, waives any requirement of prior notice set forth in the Existing Credit Agreement as a condition of the right of the Parent Borrower to terminate the commitments or to prepay the loans thereunder.

SECTION 11.     GUARANTEE

11.1 Guarantee.  The Parent Borrower hereby unconditionally and irrevocably, guarantees, as a primary obligor and not merely a surety, to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, transferees and assigns, the prompt and complete payment and performance by the Foreign Subsidiary Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Foreign Borrower Obligations.

(a) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of the Parent Borrower hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by the Parent Borrower under applicable federal laws, state laws or the laws of any other jurisdiction relating to the insolvency of debtors.

(b) The guarantee contained in this Section 11 shall remain in full force and effect until such time as the Foreign Borrower Obligations (other than contingent indemnification obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, notwithstanding that from time to time during the term of this Agreement any Borrower may be free from any obligations; provided that at such time as the Foreign Borrower Obligations (other than contingent indemnification obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the guarantee and all obligations (other than those expressly stated to survive such termination) of the Parent Borrower under this Section 11 shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c) No payment made by any Borrower or any other Person or received or collected by the Administrative Agent or any Lender from any Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Foreign Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Parent Borrower hereunder which shall, notwithstanding any such payment (other than any payment made by the Parent Borrower in respect of the Foreign Borrower Obligations or any payment received or collected from the Parent Borrower in respect of the Foreign Borrower Obligations), remain liable for the Foreign Borrower Obligations until such time as the Foreign Borrower Obligations (other than contingent indemnification obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding.

11.2 No Subrogation.  Notwithstanding any payment made by the Parent Borrower hereunder or any set-off or application of funds of the Parent Borrower by the Administrative Agent or any Lender, the Parent Borrower shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Foreign Subsidiary Borrower or right of offset held by the Administrative Agent or any Lender for the payment of the Foreign Borrower Obligations, nor shall the Parent Borrower seek or be entitled to seek any contribution or reimbursement from any Foreign Subsidiary Borrower in respect of payments made by the Parent Borrower hereunder, until, in each case, Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than contingent indemnification obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding.  If any amount shall be paid to the Parent Borrower on account of such subrogation rights at any time when all of the Foreign Borrower Obligations (other than contingent indemnification obligations) shall not have been paid in full, such amount shall be held by the Parent Borrower in trust for the Administrative Agent and the Lenders, segregated from other funds of the Parent Borrower, and shall, forthwith upon receipt by the Parent Borrower, be turned over to the Administrative Agent in the exact form received by the Parent Borrower (duly indorsed by the Parent Borrower to the Administrative Agent, if required), to be applied against the Foreign Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

11.3 Amendments, etc. with Respect to the Foreign Borrower Obligations.  The Parent Borrower shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Parent Borrower and without notice to or further assent by the Parent Borrower, any demand for payment of any of the Foreign Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Foreign Borrower Obligations continued, and the Foreign Borrower Obligations, or the liability of any other Person upon or for any part thereof, or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Foreign Borrower Obligations may be sold, exchanged, waived, surrendered or released.

11.4 Guarantee Absolute and Unconditional.  To the fullest extent permitted by law, the Parent Borrower waives any and all notice of the creation, renewal, extension or accrual of any of the Foreign Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 11 or acceptance of the guarantee contained in this Section 11; the Foreign Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 11; and all dealings between the Foreign Subsidiary Borrowers, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 11.  The Parent Borrower waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Foreign Subsidiary Borrower with respect to the Foreign Borrower Obligations.  The Parent Borrower understands and agrees that to the fullest extent permitted by law, the guarantee contained in this Section 11 shall be construed as a continuing, absolute and unconditional guarantee of payment, and not merely of collection, without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Foreign Borrower Obligations or any other guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Foreign Subsidiary Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Foreign Subsidiary Borrower or the Parent Borrower as guarantor hereunder) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Foreign Subsidiary Borrower for the Foreign Borrower Obligations, or of the Parent Borrower under the guarantee contained in this Section 11, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Parent Borrower, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any other Person (including by way of any right of offset), and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from any other Person or to exercise any such right of offset, or any release of any other Person or failure to exercise any such right of offset, shall not relieve the Parent Borrower of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Parent Borrower.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

11.5 Reinstatement.  The guarantee contained in this Section 11 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Foreign Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Foreign Subsidiary Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Foreign Subsidiary Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

11.6 Payments.  The Parent Borrower hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ROPER INDUSTRIES, INC., as Parent Borrower

By:	/s/ David B. Liner
Name: David B. Liner
Title: Vice President, General Counsel and Secretary

ROPER INDUSTRIES LIMITED, as Foreign Subsidiary Borrower

By:	/s/ David B. Liner
Name: David B. Liner
Title: Director

ROPER INDUSTRIES UK LIMITED, as Foreign Subsidiary Borrower

By:	/s/ David B. Liner
Name: David B. Liner
Title: Director

ROPER LUXEMBOURG HOLDINGS S.À.R.L., as Foreign Subsidiary Borrower

By:	/s/ David B. Liner
Name: David B. Liner
Title: Authorized signatory

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Antje B. Focke
Name: Antje B. Focke
Title: Senior Underwriter

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Andrew Payne
Name: Andrew Payne
Title: Director

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Cameron Cardozo
Name: Cameron Cardozo
Title: Senior Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Kenneth Egusa
Name: Kenneth Egusa
Title: Vice President

BARCLAYS BANK PLC, as a Lender

By:	/s/ Michael Mozer
Name: Michael Mozer
Title: Vice President

MIZUHO CORPORATE BANK, LTD., as a Lender

By:	/s/ Naoshi Inomata
Name: Naoshi Inomata
Title: Deputy General Manager

SUNTRUST BANK, as a Lender

By:	/s/ Lara White
Name: Lara White
Title: Senior Vice President

LLOYDS TSB BANK PLC, as a Lender

By:	/s/ Julia R. Franklin
Name: Julia R. Franklin
Title: Vice President – F014

By:	/s/ Stephen Giacolone
Name: Stephen Giacolone
Title: Assistant Vice President – G011

PNC BANK, N.A., as a Lender

By:	/s/ Jose Mazariegos
Name: Jose Mazariegos
Title: Senior Vice President

TD BANK, N.A., as a Lender

By:	/s/ Craig Welch
Name: Craig Welch
Title: Senior Vice President

US BANK, N.A., as a Lender

By:	/s/ Steven L. Sawyer
Name: Steven L. Sawyer
Title: Vice President

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Taylor R. Beringer
Name: Taylor R. Beringer
Title: Banking Officer

SOVEREIGN BANK, N.A., as a Lender

By:	/s/ Pedro Bell Astorza
Name: Pedro Bell Astorza
Title: Senior Vice President

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Michael G. Wang
Name: Michael G. Wang
Title: Authorized Signatory

FIFTH THIRD BANK, AN OHIO BANKING CORPORATION, as a Lender

By:	/s/ John A. Marian
Name: John A. Marian
Title: Vice President

COMERICA BANK, as a Lender

By:	/s/ Gerald R. Finney, Jr.
Name: Gerald R. Finney, Jr.
Title: Vice President

HSBC BANK USA, N.A., as a Lender

By:	/s/ Rafael De Paoli
Name: Rafael De Paoli
Title: Vice President, Team Leader

UNICREDIT BANK AG, NEW YORK BRANCH, as a Lender

By:	/s/ Fabienne Lelievre
Name: Fabienne Lelievre
Title: Vice President

By:	/s/ Pranav Surendranath
Name: Pranav Surendranath
Title: Vice President

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH, as a Lender

By:	/s/ Eric Y.S. Tsai
Name: Eric Y.S. Tsai
Title: Vice President & General Manager

TAIPEI FUBON COMMERCIAL BANK CO., LTD., as a Lender

By:	/s/ Robin Wu
Name: Robin Wu
Title: Vice President & Deputy General Manager